UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                                                 SEC FILE NUMBER
                                                                         1-10024
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                                                                    CUSIP NUMBER
                                                                       057213100
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(Check One):  [ ] Form 10-K and Form 10-KSB [ ] Form 20-K  [ ] Form 11-K
              [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended:   JUNE 30, 2000
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                  [  ] Transition Report on Form 10-K and Form 10-KSB
                  [  ] Transition Report on Form 20-K
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q and Form 10-QSB
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended: ____________________________

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   Read Instruction (on back page) Before Preparing Form, Please Print or Type
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                  HAS VERIFIED ANY INFORMATION CONTAINED HEREIN
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

     BKF CAPITAL GROUP, INC.
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Full Name of Registrant

     BAKER, FENTRESS & COMPANY
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Former Name if Applicable

     ONE ROCKFELLER PLAZA
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Address of Principal Executive Office (Street and Number)

     NEW YORK, NEW YORK 10020
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   [X]         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20- F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or the portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
               (c) The accountant's statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 cannot be filed within the prescribed time period because of technical problems experienced in connection with the filing of the Form 10-Q via EDGAR. The Company hereby confirms that the circumstances relating to the delay in the completion of the quarterly report could not have been eliminated by the Company without unreasonable effort and expense. The Company undertakes that the outstanding quarterly report will be filed no later than the fifth calendar day following the prescribed due date of the Form 10-Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Norris Nissim                              (212)             332-8437
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     (Name)                                  (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s)                                     [X] Yes [ ] No

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(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                                               3
     Not applicable.
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                             BKF CAPITAL GROUP, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized


Date August 15, 2000                    By   /s/ Norris Nissim
     ---------------                         ----------------------
                                             Norris Nissim
                                             Vice President, General Counsel
                                               and Secretary


INSTRUCTION: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)